Exhibit 99.1

IPIC® Entertainment Announces Plan to Restructure Debt, Strengthen Balance Sheet,
Pursue Sale; Theaters Will Remain Open;

Company Operationally Strong

Boca Raton, Fla.—August 5, 2019—IPIC® Entertainment (“IPIC” or the “Company”) (NASDAQ: IPIC), creators of America’s coveted IPIC® luxury theater-and-restaurant destinations, announced today that it is in negotiations with numerous parties to complete a comprehensive financial restructuring. To consummate the restructuring the Company has initiated proceedings under Chapter 11 of the United States Bankruptcy Code in the District of Delaware (“Court”) where it will seek approval of either a sale or a reorganization plan and emerge with a healthy balance sheet and new capital structure. The financial restructuring will allow the Company to further improve and enhance its theaters and dining experiences, continue to provide an unparalleled guest experience that is evidenced by the over 2 million IPIC ACCESS loyalty members, and continue with its expansion plans.

“To ensure an exciting future for IPIC for the benefit of our guests, members, employees and other partners, we have hired top consultants and advisors to find a partner who shares our vision. Our brand is thriving and leads the industry in popularity, but our balance sheet needs to course correct. Our theaters will remain open during this transition, our employees are being paid, as are our vendors and suppliers,” said Hamid Hashemi, Founder and Chief Executive Officer of IPIC® Entertainment.

Current management will remain in place to work alongside the Company’s restructuring advisors and business will continue uninterrupted. Operations will be supported by debtor-in-possession (DIP) financing provided by the Retirement System of Alabama. The Company anticipates that the restructuring process will conclude in 90-120 days.

Mr. Hashemi explained that the Company’s need to restructure resulted from several factors. “IPIC was the first and only company building luxury theaters just 10 years ago which led to double digit growth year over year before the industry took notice. IPIC’s business plan called for building 25 locations in 4 to 5 years. Delays in development cycle combined with the high cost of capital depleted IPIC’s available resources before the company was able to reach critical mass and become self-funded. Importantly, delays related to the Delray Beach location, resulted in unforeseen costs and a significant slowdown in circuit-wide development and new grand openings. The decision to commence a chapter 11 case to pursue a comprehensive restructuring was not taken lightly but is necessary to accomplish our long-term goals and secure the Company’s future.”

Court filings as well as other information related to the reorganization are available at, https://cases.stretto.com/iPic or by calling (855) 221-1800 (toll free in North America).

Pachulski Stang Ziehl & Jones LLP is serving as legal counsel, Aurora Management Partners is serving as financial advisor, and PJ Solomon is serving as investment banker to the Company.

About IPIC® Entertainment Inc.

Established in 2010 and headquartered in Boca Raton, FL, IPIC® Entertainment is America’s premier luxury restaurant-and-theater brand. A pioneer of the dine-in theater concept, IPIC® Entertainment’s mission is to provide visionary entertainment escapes, presenting high-quality, chef-driven culinary and mixology in architecturally unique destinations that include premium movie theaters and restaurants. IPIC® Theaters offers guests two tiers of luxury leather seating, Premium Chaise lounge and Premium Plus pod or reclining seating options. IPIC® Theaters currently operates 16 locations with 123 screens in Arizona, California, Florida, Illinois, Maryland, New Jersey, New York, Texas, and Washington and new locations planned for Georgia, Texas, California and Connecticut. For more information, visit www.ipic.com.

Media Contacts:

Michelle Soudry
The Gab Group for IPIC Entertainment
msoudry@thegabgroup.com
561.750.3500

Jennifer E. Mercer

Donlin Recano Strategic Communications for IPIC Entertainment

jmercer@donlinrecano.com

818.802.5199